Exhibit 21.1

Name of Subsidiary	Country of Organization	Ownership Interest

Aerolíneas Galápagos Aerogal S.A.	Ecuador	99.62%
Avianca, S.A.	Colombia	99.98%
Líneas Aéreas Costaricenses S.A.	Costa Rica	92.37%
Nicaraguense de Aviación, S.A.	Nicaragua	99.61%
Taca International Airlines, S.A.	El Salvador	96.84%
Tampa Cargo S.A.	Colombia	100%
Trans American Airlines, S.A.	Peru	100%
Aerotaxis La Costeña, S.A.	Nicaragua	51%
Isleña de Inversiones	Honduras	100%
Servicios Aéreos Nacionales S.A.	Costa Rica	100%
Aerospace Investments Limited	Bahamas	100%
Aviation Leasing Services, Inc.	Panama	100%
Aviation Leasing Services, Investment	Panama	100%
AVSA Properties 2, Inc.	Panama	100%
AVSA Properties, Inc.	Panama	100%
Intercontinental Equipment Corp.	Bahamas	100%
Little Plane Five Limited	Bahamas	100%
Little Plane Limited	Bahamas	100%
Little Plane Six Limited	Bahamas	100%
Little Plane Two Limited	Bahamas	100%
Southern Equipment Corp.	Bahamas	100%
Turboprop Limited	Bahamas	68%
Grupo Taca Holding Limited	Bahamas	100%
Ronair	Curaçao	100%
Avianca Inc.	USA	100%
LifeMiles Corp., S.A.	Panama	100%
Tampa Cargo Logistic	USA	100%